Exhibit 3.2

MEMORANDUM AND ARTICLES OF ASSOCIATION

(THE COMPANIES ACT, 2013)

(COMPANY LIMITED BY SHARES)

MEMORANDUM OF ASSOCIATION

OF

COFORGE LIMITED

1st The Name of the Company is COFORGE Limited.

2nd The Registered Office of the Company will be situated in the National Capital Territory of Delhi.

3rd The objects for which the Company is established are :-

A.	THE OBJECTS TO BE PURSUED BY THE COMPANY ON ITS INCORPORATION ARE:

1.	To render Consultancy and related services in Financial, Marketing, Export, Imports Technical, Scientific Software, Hardware and related disciplines.

2.	To carry on the business of providing and supply of end-to-end Information Technology Solutions, including turnkey solutions, including systems integration of software, computers, peripherals, networking and communication components, cabling, power supply equipment, appropriate fixtures, metering and monitoring devices, conventional and broad-band wireless, wireline and optical communications equipment and to undertake all other related activities.

3.	To carry on the business of providing all kinds of information technology based and enabled services in India and abroad, electronic remote processing, e-services, including all types of internet based/web enabled services, transaction processing, fulfillment services, business support services including but not limited to providing financial and related services of all kinds and description including billing services, processing services, data base services, data entry business, marketing services, business information and management services, training and consultancy services to business, organizations, concerns, firms, corporations, local bodies, trusts, states, governments and other entities; to establish and operate service processing centers for providing services for back office and processing requirements, contacting and communicating to and on behalf of overseas customers by voice, data image, letters using dedicated international private lines; and to handle Business process management, remote help desk management, remote management; remote customer interaction, customer relationship management and customer servicing through call centers, email based activities and letter/facsimile based communication, knowledge storage and management, data management, warehousing, search, integration and analysis for financial and non-financial data.

4.	To act as information technology consultants and to operate a high technology data processing center for providing information processing, analysis, development, accounting and business information and to customers in India and abroad; to carry on the business of gathering, collating, compiling, processing, analyzing, distributing, selling, publishing data and information and services and providing access to information regarding financial operations and management financial services, investment services, business and commercial operations, financial status, credit worthiness and rating consumer responses and management of business of all kinds and descriptions.

5.	To carry on the business of e-learning services including but not limited to content development and support, animation, learning support, learning management systems support and knowledge services; to carry on the business of data digitization by digitizing physical and manual records such as text images, videos and audio to carry on the business in India and abroad, geographic information systems by digitization and processing of spatial data to carry on the business of medical transcription over different channels for servicing the health sector.

6.	To carry on the business as internet service provider and undertake any and all kinds of internet/web based activities and transactions; to design, develop, sell, provide, maintain, market, buy, import, export, sell and license computer software, hardware, computer systems an programs products, services and to give out computer machine time and to carry on the business of collecting, collating, storing, devising other systems including software programs and systems.

7.	To setup, develop, manage and operate Special Economic Zones, Software Technology Parks or other Export Promotion Parks for IT/ ITes entities for itself and others, and to undertake allied activities in connection thereof including leasing/letting out thesame.

B.	MATTERS WHICH ARE NECESSARY FOR FURTHERANCE OF THE OF THE MAIN OBJECTS ARE:

1.	To appoint agents, sub agents, commission agents, dealers, distributors, indenting house, representatives, and in relating to the attainment of main objects of the company in India and abroad.

2.	To acquire, hold, exchange, buy, sell, underwrite shares, stocks, debentures, stocks, bonds, obligations or securities issue or guaranteed by any person, Government, or Public Body and to acquire any of the aforesaid in any manner and to subscribe for the same either conditionally or otherwise and to guarantee the subscription thereof, and to exercise and enforce all rights and powers, conferred by or incidental to the ownership thereof in connection with the business of the company.

3.	To invest money of the Company, not immediately required, in shares, stocks, investments (other than shares or stocks in the company) as may be expedient and to hold, sell or otherwise deal with such investments in any manner conductive to the interest of the Company.

4.	To do all or any of the other things either as principals, agents, trustees, contractors or otherwise and either alone or in conjunction with others and either by or through agents, subcontractors, trustees or otherwise.

5.	To share with any company, firm, individual or any other organization, premises, works, services, personnels and other services and facilities and compensate or accept or give compensation at periodical intervals for such arrangements and do all such other things as may be deemed incidental or conductive to the attainment and promotion of the main objects of the company.

* Clause added vide resolution passed through Postal Ballot on March 05, 2009.

6.	To grant pensions or annuities to any person or persons who are or have at any time been Director or Directors of, employed, in the service of the Company or of its predecessors in business, or the relations, connection or dependents of any such person or persons and to establish or support associations, institutions, clubs, funds and trusts which may be considered, calculated to benefit any such person or persons or otherwise to advance the interest of the Company, its members or its employees and to contribute to any scheme for the purchase by trustees, of shares in the Company to be held for the benefit of the Company's employees, and to lend money of the Company to its employees to enable them to purchase shares of the company, and scheme for sharing profits of the Company with its employees or any of them.

7.	To purchase, alter, acquire, maintain, enlarge, replace, take on lease or tenancy or in exchange, hire lease, sale lease take options over or otherwise acquire any estate or interest whatsoever and to hold, develop, work, cultivate, deal with and turn to account concessions grants, decrees, licenses, privileges, claims, option, lease, property, real or personal for any business of the Company and to purchase, charter, hire, build or otherwise acquire vehicles of any sort or description for use of the business of the Company.

8.	To sell, exchange, mortgage, let on lease, royalty or distribute, grant licenses, easements; options and other rights over and in any other manner deal with or dispose off the whole or any part of the undertaking, property, rights, assets and effects of the Company for such considerations whether for shares, stocks or otherwise as may be thought fit.

9.	To pay for any rights or properties acquired by the Company and remunerate any person or company rendering services to the Company either by payment or by allotment, to him or them of shares or securities of the Company as paid up in full or in part or otherwise and to remunerate, reimburse the expenses for formation of the Company and the preliminary expenses connected therewith.

10.	To insure with any other company or persons against losses, damages and risks of all kind which may effect the Company provided that nothing herein contained shall empower the Company to carry on the business of assurances, accident assurance, fire assurance, employees liability assurance, industrial assurance, or any business of insurance, or re- insurer within the meaning of the Insurance Act, 1938 or any Act amending, extending or reenacting the same.

11.	To lend or advance money, either with or without security, and give credit to such persons (including Government) and upon such terms and conditions as the Company may determent fit for implementing the main objects, provided that nothing herein contained shall be deemed to empower the Company to carry on in the business of banking as defined under the Banking Regulation Act, 1949.

12.	To open branches, offices, showrooms, departmental stores, depots, godowns, warehouses, workshops, exhibit units at one or more places and procure the registration or recognition of the Company in or under the Laws of any place outside India.

13.	To receive money on deposits or loans and borrow or raise money in such manner as the Company shall determine fit, and particularly by the issue of debentures or debenture stocks (perpetual or otherwise) and to secure the repayment of any money borrowed, raised or owing by mortgage, charge or lien upon all or any of the properties or assets of the Company (both present and future) including its un-called capital and also by a similar charge, mortgage, or lien to secure and guarantee the performance by the Company or any other person or company of the obligations undertaken by the Company or any other persons or company as the case may be.

14.	To guarantee the performance of any contract or obligations and the payment of money or dividends and interest on any stocks, shares, or securities in any company or persons or the subscriptions of such shares, stocks, or securities in any case in which such guarantee may be considered likely, directly or indirectly, to further the objects of the Company.

15.	To draw, make, accept, endorse, discount, negotiate, execute and to issue bills of exchange, promissory notes, bills of lading, warrants, debentures and other negotiable or transferable instruments or securities and to undertake financial and commercial obligations, transactions and operations of all kind.

16.	To apply for purchase or otherwise acquire and prolong and renew, develop or improve, in any part of the world, any patent rights, trade marks, designs, copy rights, licenses, protections, concessions and the like conferrings, any exclusive, nonexclusive or limited rights their use or use of any secret or other information as to any invention, process or privilege which may seem capable for any of the purposes of the Company or the acquisition of which may seem to benefit the Company, calculated directly or indirectly and to use, exercise, develop or grant licenses or privileges in respect thereof or otherwise turn to account the property, rights and information so acquired.

17.	To acquire and undertake all or any part of the businesses, properties and liabilities of any person or company carrying on or proposing to carry on any business which this company is authorised to carry on or is possessed of property suitable for the purposes of the Company.

18.	To form, incorporate or promote any company or companies whether in India or elsewhere having amongst its or their objects the acquisition of all or any of the assets or development of the Company or any other object or objects which in the opinion of the Company could or might directly or indirectly assist the Company in the management of its business or the developments of its properties or otherwise prove advantageous to the Company to pay all or any of the costs otherwise prove advantageous to the Company and to pay all or any of the costs and expenses incurred in connection with any such promotion or incorporation and to remunerate any person or company in any manner it shall think fit for services rendered or to be rendered in obtaining subscription to bonds, debentures, obligations or securities of any other company held or owned by the Company or in which the Company may have an interest or in or about the formation or promotion of the Company held or owned by the Company or in which the Company may have an interest or in or about the formation of promotion of the company or conduct of its business or in or about the promotion or formation of any other company in which the company may have interest by virtue of technical, financial or other collaboration and/or joint ventures.

19.	To amalgamate or to enter into partnership or into any arrangements for sharing profits, union of interest, co-operation, joint venture or reciprocal concessions with any person or persons, company or companies, (carrying on or engaged in or about to carry on or engage in or) being authorised to carry on or engage in any business or transactions which the Company is authorised to carry on.

20.	To enter into any arrangements and take all necessary or proper steps with any persons, Governments or with other authorities Supreme, National, Local, Municipal or otherwise at any place in which the Company may have interest and to carry on negotiations or operations for the purpose of directly or indirectly carrying out the objects of the Company or effecting any modifications to the constitution of the Company for furthering the interest of its Member and to oppose any such steps taken by any other company or person which may be considered likely, directly or indirectly, to prejudice the interest of the Company and to assist the promotion, whether directly or indirectly, of any legislation which may appear to be in the interest of the Company and to oppose and resist, whether directly or indirectly, any legislation which may seem disadvantageous to the Company to obtain from any such Government, authority, or company, any charters, contracts, decrees, rights, loans, privileges, or concessions which the Company may think desirable to obtain and carry out, exercise and comply with such arrangements, charters, contracts, decrees, rights, privileges or concessions.

21.	To adopt such means of making known the products, services and the activities of the Company as may seem expedient and in particular by advertising in the press, circulars, publications or by information or granting prizes, awards and donations.

22.	To undertake and/or execute any trust, the undertaking of which may seem to the Company desirable either gratituously or otherwise and to vest any real or personal property, rights interest acquired for the benefit of the Company with declared trust in favour of the Company.

23.	To apply the assets of the Company in any way or towards the establishment maintenance or extension of any Association, Institution or Fund in any way connected with any particular trade or business or commerce generally and particularly with any particular trade or business or commerce including an Association, Institution or Fund for the protection of the interest of the masters, owners and employers against losses by bad debts, strikes, combinations, fire, accidents or otherwise or for the benefits of any clerks, workmen at any time employed by the Company or any of its predecessors in business or their families or dependents and whether or not in common with the persons or classes of persons and in particular of friendly cooperative and other Societies, Reading Rooms, Libraries, Educational and Charitable Institutions, Refectories, Dinning And Recreation Rooms, Creches, Chaples, Clubs, Schools and Hospitals and to grant gratuities, pension and allowances and to contribute to any funds raised by public or local subscription for any purpose.

24.	To subscribe or grant money for any national, charitable, benevolent, public, general or useful activities or for any exhibitions, rural development, energy conservation upliftment of poor aged background class and for health care and family welfare.

25.	To develop, promote, establish education institutions, training centres and employment agencies, in and outside India.

26.	To buy and sell, import, export, acquire on royalty, lease or license patents secrets, trademarks; designs, knowhow, expertise in India or elsewhere to carry out the main objects of the Company.

27.	To act as or engage, consultants, advisors, experts, technicians, researchers, counselors and attorneys in relation to the main object of the Company.

28.	To import, export buy, sell or otherwise deal in plant and machinery, instruments, equipments technology and requisites related with the main objects of the Company.

29.	To buy, sell, export, import and arrange any such products, services and materials, and provide facilities by making arrangement which may be necessary for the purposes of main objects of the company.

30.	To own, arrange and provide any of the services as are considered necessary in the hotel trade in or outside India.

4th The liability of the members is limited and this liability is limited to the amount unpaid, if any, on the shares held by them.

5th The Authorized Share Capital of the Company is Rs. 77,00,00,000 (Rupees Seventy Seven Crores only) divided into 7,70,00,000 (Seven Crore Seventy Lacs) Equity Shares of Rs. 10/- (Rupees Ten) each.

6th We the several persons whose names and addresses are subscribed below, are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the numbers of shares in the Capital of the Company set opposite to respective names :-

Sl. No.	Name, Address, Description and Occupation of each Subscriber	Number of Share taken by each Subscriber	Signature of Subscribers	Signature, Name, descrip-tion and occupation of the witness
1.	SHIV NADAR S/o Late Sh. S.S. Nadar, 44, Friends Colony, New Delhi-110 065 (Business)	10 Equity Shares	Sd/-

I witness the signatures of all the subscribers who have subscribed in my presence at New Delhi.

Sd/-
(A.K. SOOD)

S/o Late Sh. V.P. Sood
P-48, South Extension-II
New Delhi-110 049

(Chartered Accountant) M. No. 14372

2.	RAJENDRA SINGH PAWAR S/o Col. Kanwal Singh M-190, Greater Kailash-II New Delhi-110 048 (Business)	10 Equity Shares	Sd/-

3.	VIJAY KUMAR THADANI S/o Late Sh. H.B. Thadani S-223, Greater Kailash, New Delhi-110 048 (Service)	10 Equity Shares	Sd/-

	TOTAL	30 Equity Shares

Verified at New Delhi on 28th day of April, 1992